Exhibit 10.96

REVOLVING CREDIT AGREEMENT

FOR VALUE RECEIVED, GE Capital Consumer Card Co. (the “Borrower”) promises to pay to GECFS, Inc. (Card Services) (the “Lender”) on the Termination Date (as defined below), amounts outstanding from time to time drawn by such Borrower under the unsecured line of credit described herein in an aggregate amount of up to US$3,500,000,000 subject to the following terms and conditions:

1.	Duration of Credit Facility. The unsecured line of credit with respect to which this revolving credit agreement (hereinafter referred to as the “Credit Agreement”) has been executed is available for a term of five years from the date hereof and shall be automatically extended for successive terms of five years each, unless terminated by the Lender by giving to the Borrower written notice of termination at least three months prior to the end of the then current term or any renewal term, or unless earlier terminated pursuant to this Section 1 or Section 8 below (the “Termination Date”).

The Borrower may terminate this Credit Agreement upon not less than thirty Business Days’ notice to the Lender from the Borrower; provided, however, that such notice shall not be effective unless on the date of termination there are no loans, interest thereon, or fees due the Lender from the Borrower under this Credit Agreement. In addition, the Lender may terminate this Credit Agreement upon written notice to the Borrower. On and after the date the notification referred to in the immediately preceding sentence has been received by the Borrower, no further borrowing may be effected hereunder by the Borrower.

2.	Availability. The line of credit evidenced by this Credit Agreement is available for borrowings in an aggregate principal amount of up to, but not exceeding at any one time outstanding, the principal sum of US$3,500,000,000 (the “Commitment”). During the period this Credit Agreement is in effect, the Borrower may use the Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions stated herein. It shall be a condition precedent to each borrowing that, and the Borrower by requesting any loan hereunder shall be deemed to have represented that, the Borrower’s representations herein shall be true and correct on the date of each loan as though made on such date.

Borrowings may run consecutively, but shall be repaid in full on or before the Termination Date of this Credit Agreement. All notices of drawings will be deemed given when received.

3.	Interest Rate. The interest rate per annum applicable to borrowings shall be equal to the Lender’s Cost of Funds (as defined below).

Unless otherwise agreed by the Lender and the Borrower, interest on all borrowings hereunder will be payable annually in arrears with compounding based on the actual number of days elapsed on the basis of a 365-day year on the first Business Day following the end of such calendar year and on the Termination Date.

4.	Prepayment. The Borrower may, at its option, at any time, without premium or penalty of any kind, prepay in whole or in part, any borrowing outstanding under this Credit Agreement. The Borrower shall reimburse the Lender for any funding losses actually incurred by the Lender as a result of such prepayment.

5.	Taxes. All payments by the Borrower of principal of, and interest on, any amounts borrowed hereunder and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, stamp or other taxes, fees, duties, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, other than income and franchise taxes imposed by the United States which are measured by the Lender’s net income or receipts (such non-excluded items being hereinafter referred to as “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will: (i) pay to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and (iii) pay to the Lender such additional amount as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required. If the Lender makes any payment on account of Taxes, or is subject to any Taxes, with respect to any payments to be made by the Borrower, the Borrower shall pay to the Lender, on demand, such additional amount as is necessary to insure that the net amount received by the Lender will equal the amount of any such payment or obligation of the Lender arising on account of Taxes.

6.	Increased Costs. In the event that any change in applicable law or regulation or in the interpretation thereof by any governmental authority charged with the administration, application or interpretation thereof, or in the event that any requirement or directive (whether or not having the force of law) of any governmental authority, should result in an increase in the cost to the Lender of making or maintaining its loans or commitments to lend hereunder or a reduction in the amount of principal or interest received or receivable by the Lender in respect thereof, then upon prompt notification and demand being made by the Lender for such additional cost, or reduction, the Borrower shall pay to the Lender, upon demand being made by the Lender, such additional cost or reduction; provided, however, that the Borrower shall not be responsible for any such cost or reduction that may accrue to the Lender with respect to the period between the occurrence of the event which gave rise to such cost or reduction and the date on which notification is given by the Lender to the Borrower. Upon receipt of such notification, the Borrower will pay such additional costs as may be applicable to the period subsequent to notification or prepay in full all loans outstanding under this Agreement so affected by such additional costs, together with interest and fees accrued from the date on which notification is given to the date of prepayment in full.

7.	Representations of the Borrower. The Borrower represents as follows:

(a) It has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Credit Agreement;

(b) The execution and delivery of this Credit Agreement by it and the performance of its obligations hereunder have been duly authorized by all necessary corporate action, and does not and will not violate any provision of any law or regulation, or contractual or corporate restrictions binding on it;

(c) This Credit Agreement (together with each notice of drawing given by it in accordance with Section 2 hereof) will constitute its legal, valid and binding obligation, enforceable in accordance with the terms hereof.

8.	Events of Default. If any of the following events shall occur: (i) the sale or other transfer (direct or indirect) of 50% or more of the capital stock of the Borrower, other than to an affiliate or subsidiary of General Electric Capital Corporation (“GE Capital”); (ii) the sale or other transfer (direct or indirect) of a substantial portion of the assets of the Borrower and its subsidiaries, taken as a whole, other than to an affiliate or subsidiary of GE Capital; (iii) default in the payment of any principal amounts due hereunder when due; (iv) default in the payment of any other amount due hereunder which default is not remedied within five Business Days after receipt of written notice from the Lender that such amount shall have become due; (v) default in the compliance with any representation or other agreement of the Borrower contained herein, which default is not remedied within thirty Business Days after receipt of written notice from the Lender; (vi) default in respect of any other borrowing of the Borrower that causes acceleration thereof; or (vii) bankruptcy, reorganization, insolvency receivership, insolvency or similar proceedings are instituted by or against the Borrower, and, if instituted against the Borrower, are not vacated within 60 days, or the Borrower makes an assignment for the benefit of creditors, or the Borrower is unable to pay its debts generally as they become due and admits expressly such inability in writing; then, and in any such event, if such default subsists, the Lender may, by written notice to the Borrower, declare all borrowings hereunder to become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Lender’s commitment to lend hereunder shall, at the Lender’s option, cease and terminate. If, as a result of the Borrower’s default, the Lender retains an attorney to collect any amounts due hereunder, the Borrower will pay all reasonable costs of collection including reasonable attorney’s fees.

9.	Defined Terms. (a) “Business Day” shall mean any day other than a Saturday or Sunday or other day that commercial banks are required or permitted to be closed in New York City.

(b) “Lender’s Cost of Funds” shall mean the per annum rate of interest as determined on a quarterly basis to reflect the cost of funds of the Lender.

10.	Governing Law. This Credit Agreement shall be governed by and construed in accordance with the laws of the State of New York.

11.	Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original but all of which when taken together shall constitute but one Credit Agreement.

12.	Amendments; Modifications. This Credit Agreement may be amended or modified by written agreement executed on behalf of the Borrower and the Lender.

DATED: March 29, 1996

GE CAPITAL CONSUMER CARD CO., as Borrower

By:	/s/ Kristian R. Bloom
Name:	Kristian R. Bloom
Title:	Vice President and Treasurer

GECFS, INC. (Card Services), as Lender

By:	/s/ Deborah S. Gallagher
Name:	Deborah S. Gallagher
Title:	Vice President and Treasurer